Exhibit (l)(2)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Redwood Real Estate Income Fund (File Nos. 333-268948; 811-23846). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

February 28, 2025